Exhibit 99

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
First Senior Vice President
Director of Marketing,
Shareholder & Public Relations
(973) 305-4005

VALLEY NATIONAL BANCORP RECEIVES APPROVAL FROM U.S. TREASURY

TO REPURCHASE A PORTION OF ITS PREFERRED STOCK

Wayne, NJ—Tuesday, June 2, 2009 — Valley National Bancorp (NYSE:VLY)(“Valley”), the holding company for Valley National Bank, announced today that it has received approval from the U.S. Department of the Treasury for its request to redeem $75 million of Valley’s $300 million in Series A Preferred Stock issued to the Treasury pursuant to the Capital Purchase Program. On June 3, 2009, Valley will pay approximately $75.2 million to the Treasury to repurchase the preferred stock, including accrued and unpaid dividends for these shares. Valley’s redemption of the shares is not subject to additional conditions or stipulations from the Treasury, including the issuance of additional capital.

Prior to making the decision to partially repurchase its outstanding preferred shares and without direction from the Treasury, Valley performed a rigorous stress test on its balance sheet and earnings. Based on the results of the stress test, management believes that Valley is well positioned to withstand current and future economic challenges. Nevertheless, Valley’s management and board of directors believe that an incremental repayment at this time rather than a full repayment of the Capital Purchase Program funds is prudent based upon today’s unpredictable economic environment. As previously disclosed in its bank holding company regulatory reports, Valley has a substantial amount of cash available for future repayments of the Capital Purchase Program funds.

“We are pleased with the Treasury’s approval, without any stipulations, of our request to partially repurchase 25 percent of the outstanding preferred shares,” remarked Gerald H. Lipkin, Chairman, President & CEO of Valley National Bancorp. He added “we originally entered the Capital Purchase Program as an insurance policy against the uncertainties facing the U.S. economy. At that time we felt that by adding capital to Valley, we could meet the challenges of those uncertainties from a position of strength at a relatively low cost. We remain well aware of the risks that remain in this severe economic downturn, and at this time, have not requested permission from our regulators or the U.S. Treasury to repurchase the remaining preferred shares. Management will continue to assess the changes in the economic environment, Valley’s credit risk, capital position and other factors prior to any future redemption requests. We are comfortable with this incremental strategy and the potential benefits to our common shareholders by eliminating the cost of this excess capital.”

The preferred stock that Valley will repurchase for $75 million currently has a carrying value of $73.1 million (net of a $1.9 million unaccreted discount) on Valley’s statement of financial condition. As a result of the repurchase, Valley will accelerate the accretion of the $1.9 million discount and record a reduction in retained earnings. Additionally, the reduction will be treated in a manner consistent with that for accrued preferred dividends in reporting net income available for common shareholders in the results of operations for the second quarter of 2009.

In connection with the issuance of the preferred stock, Valley issued to the Treasury a warrant to purchase approximately 2.4 million shares at $18.66 per share (adjusted for a 5 percent common stock dividend issued on May 22, 2009). This warrant is still held by the Treasury and remains outstanding at this time.

About Valley

Valley is a regional bank holding company, headquartered in Wayne, New Jersey, with $14.4 billion in assets. Its principal subsidiary, Valley National Bank, currently operates 195 branches in 132 communities serving 14 counties throughout northern and central New Jersey and Manhattan, Brooklyn and Queens. Valley is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to those factors disclosed in Valley’s Annual Report on Form 10-K for the year ended December 31, 2008.

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